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Verso Corporation [VRS]

Third-Quarter 2019 Conference Call and Webcast

Tuesday, November 12, 2019, 9:00 AM ET

Company Participants:

Clint Landman; Vice President and Chief Accounting Officer

Allen Campbell; Senior Vice President and Chief Financial Officer

Gene Davis; Co-Chairman of the Board

Alan Carr; Co-Chairman of the Board

Les Lederer; Interim Chief Executive Officer

Mike Weinhold; President of Graphic and Specialty Papers

Analysts:

Salvator Tiano; Vertical Research

Jeff Van Sinderen; B. Riley FBR

Brian Grad; Warberg Asset Management

Hamed Khorsand; BWS Financial

Adam Josephson; KeyBanc Capital Markets

M. Webster; Solace Capital Partners

Presentation:

Operator: Good morning, and welcome to Verso Corporation’s Third-Quarter 2019 Earnings Conference Call. [Operator Instructions] Please note, this event is being recorded. A replay of this call will be available on the Investors page of Verso's website after 11:00 a.m. Eastern Time today.

At this time, I would like to turn the presentation over to Verso's Vice President and Chief Accounting Officer, Clint Landman. Please go ahead.

Clint Landman: Thank you, and good morning. The third-quarter 2019 financial results for Verso Corporation were announced this morning before the market opened. The earnings release as well as the set of slides that we will refer to during the call are available on the Investors page of

Verso's website at www.versoco.com.

Joining me on the call today are Gene Davis and Alan Carr, Co-Chairmen of Verso's Board of Directors; Les Lederer, Interim Chief Executive Officer; Allen Campbell, Senior Vice President and Chief Financial officer; and Mike Weinhold, President of Graphic and Specialty Papers.

I would like to remind everyone that in the course of the call, in order to give you a better understanding of our performance, we will be making certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from management's expectations. If you would like further information regarding the various risks and uncertainties associated with our business, please refer to our SEC filings, which are posted on our website at www.versoco.com under the Investor tab.

I will now turn the presentation over to Gene Davis.

Gene Davis: Good morning, everyone.

Over the past 2 years the Board and Management have worked diligently and tirelessly to assess a broad array of strategic options for the Company, including potential mergers, business combinations, sales, mill closures, spinoffs and share buybacks. Our process has taken longer than we expected, but we are pleased to announce the $400 million sale of our Androscoggin and Stevens Point mills, subject to stockholder, regulatory and other customary approvals through purchase price adjustments.

Following our closing we expect to return a significant portion of the net proceeds from the sale to our stockholders, either by way of dividend or share repurchase, and to utilize approximately $54 million to reduce a portion of the Company's unfunded pension liability. We are continuing to analyze and assess ways to most efficiently return capital to our stockholders and expect to announce the amount and form of return on capital following the closing of the sale.

I'd like to turn it over to my Co-Chairman, Alan Carr, who will provide you with more specifics on the deal, as well as leadership changes as we continue our focused strategic process. Alan?

Alan Carr: Thank you, Gene. As noted, we are very excited about this transaction, which we expect to close in the first quarter of 2020, and which we firmly believe is in the best interests of our company and our stockholders.

In addition to the sale of the Androscoggin and Stevens Point mills and related assets, the parties have also agreed to execute a pulp supply agreement whereby Pixelle, the purchaser, will purchase from Verso BHK bale pulp in either dried bales and/or wet lap form for a term of 4 years, subject to an additional renewal option, at the option of Pixelle, for another 4 years.

Again, the purchase price is $400 million. $365 million of that is payable in cash, $35 million payable via the assumption by Pixelle of certain pension liabilities of the Company. The purchase price is also subject to working capital adjustments.

As far as anticipated net proceeds, we believe $336 million will be the anticipated net proceeds, which is net of Pixelle's assumption of the $35 million of pension liabilities previously mentioned, anticipated working capital adjustments and transaction expenses.

In addition to HSR and FERC approvals, this transaction is subject to shareholder approval. Timing of the stockholder meeting is subject to the filing and review by the SEC of our proxy statement for that meeting. We currently anticipate the stockholder meeting to be held, and closing to occur, in the first quarter of 2020. You can find more information on the terms and conditions of the definitive documentation and related agreements in the Company's Form 8-K filed earlier today and in our Proxy Statement, which will be filed as promptly as practicable.

For the past several years our leadership team has capitalized on the growth of our specialty paper operations. Given the value to be extracted by the sale of Androscoggin and Stevens Point coupled with our internal projection of the cash flow and EBITDA of each of our remaining mills, we believe that prioritizing our graphics operations, one, will allow us to be more resilient to market headwinds and, two, provide us with greater flexibility to take advantage of future opportunities as they arise.

Looking forward, we expect to be able to generate sufficient EBITDA and cash flow to permit the Company to enhance our competitive position while we will continue our efforts to strategically optimize our assets and operations.

I'd like to turn now to discuss leadership changes that are happening effective today. First, Les Lederer, our Interim CEO since April, has been a tremendous asset in leading the Company's efforts in this transaction. He, together with many others on the senior leadership team and our advisors, Houlihan Lokey and Akin Gump, have the Board's full appreciation for their hard work.

Les has stepped down as our Interim CEO, but will be staying on with us in an advisory role so as to ensure a smooth closing and transition. Thank you, Les. You've done a terrific job for our company.

As we look to our future, we are pleased to announce that Adam St. John will become our new CEO, effective today, and serve as a member of the Board of Directors. Adam has been our Senior Vice President of Manufacturing, with responsibility for our mill system. With almost 2 decades of paper experience and more than a decade of experience at Verso, we are confident that Adam is the right choice to lead the Company and is aligned with our strategic focus for the future. Congratulations, Adam. On behalf of the entire Board, we look forward to working with you in your new role.

I'll turn it back to Gene now.

Gene Davis: Thank you, Alan.

Clearly, we have been quite busy at Verso Corporation. While we have had our fair share of challenges in 2019, we've also found much success and very much look forward to the future.

With that, we will turn it over to Les and Allen to discuss our third-quarter earnings and to take questions at the end. Thank you.

Les Lederer: Thank you, Gene and Alan, and good morning to everyone. Thank you for joining us on the call this morning.

The sale transaction that Gene and Alan just described took the effort of a key core of individuals at Verso, and I would like to thank each of them for their efforts in getting us to where we are today. Aside from our Co-Chairs with me today is our CFO, Allen Campbell, who will walk through the financial slides and more fully explain our third-quarter results. Also with us is Mike Weinhold, who's available to respond to any questions you may have on our commercial efforts.

In my remarks this morning I will present an overview of our third-quarter results and market conditions before turning the presentation over to Allen, who will provide more detail.

Turning to Page 3 of the presentation deck, our third-quarter 2019 adjusted EBITDA was $64 million versus $108 million in the third quarter of 2018. Sales volume in the quarter was 75,000 tons lower than the third quarter of 2018 as a result of declining graphic paper demand, as well as the continued influx of imports taking advantage of the relatively stronger US dollar and lessening demand for competing products in their home countries.

Inventory levels at the end of the third quarter were $43 million lower than the levels at the end of the second quarter 2019. Despite the lower sales in the quarter, inventory was lowered as a result of both planned production downtime in the quarter as well as production losses at the Wisconsin Rapids mill due to weather-related power failure which caused the mill's acid sewer to fail.

Inventories at the end of the third quarter 2019, however, were higher than the third quarter of 2018. We do anticipate inventories to further decline by year end, as we continue to balance our production to our customer demands and reach inventory levels equal to year-end 2018.

Net sales for the quarter were $616 million, slightly lower than our guidance for the third quarter of $620 million to $640 million. As I mentioned earlier, our adjusted EBITDA for the quarter was $64 million, resulting in an adjusted EBITDA margin of 10.4%. Our adjusted EBITDA was impacted by my earlier reference to the unplanned outage at our Wisconsin Rapids mill as a result of the acid sewer failure. The failure adversely impacted results by $9 million.

Average pricing for our paper products in the third quarter were down $12 per ton, or 1% versus the same period last year. While core coated prices were stable in the third quarter, as was the case in the second quarter, mix issues adversely impacted pricing compared to the third quarter of

2018.

In the third quarter results were favorably impacted by our lower maintenance spend versus the second quarter. Additionally, the fourth quarter we expect to spend $22 million lower in maintenance costs compared to the third quarter.

While there are definite headwinds in the industry going into the fourth quarter, as well as the first quarter of 2020, we believe the significant mill conversions in the US and in Europe will stabilize product demand with supply. Verso's mill system, after the transaction is complete, will be a cost-efficient mill system that will, as Alan and Gene referenced in their earlier presentation, provide EBITDA and net cash flow that will permit the Company to be successful in the future.

In addition to the cost position of the remaining mill locations, Verso will continue its focus on SG&A. We have been successful in SG&A reductions as a result of the Luke Mill closure earlier this year and we will continue to focus on reducing SG&A upon the completion of the transaction announced today.

Before I turn the presentation over to Allen Campbell, I would like to thank the Board for the opportunity to be at Verso. It has been my distinct pleasure to work with the quality people that we have at Verso and I want to thank all of them, and in particular the senior leadership, for all the assistance I received while I have been here. I want to provide my sincere congratulations to Adam St. John at being named CEO. I know he will provide exemplary guidance and leadership to the team. I look forward to working with him as we work to close the transaction.

And now I'd like to turn the presentation over to Allen Campbell.

Allen Campbell: Thank you, Les.

Turning to Page 7, we provide the key metrics for the third quarter of 2019 compared to same quarter last year. As mentioned previously, sales were significantly challenged as total paper shipments were down 11%, with prices off 1% due to mix. Pulp tons were flat year over year, but price dropped $171 per ton, or 25%.

Adjusted EBITDA margin was respectable at 10.4%, despite the lower volume and higher maintenance costs. Earnings per share were $0.85 for the quarter. The major adjustments to EBITDA for the quarter was primarily related to the Luke Mill closure. We recorded $4 million of restructuring, $3 million of post-closure costs, along with $2 million of severance related to our overhead downsizing brought on by having one less mill in our system. As Les mentioned, inventory management efforts continued in the quarter as we dropped $43 million of inventory since the end of the second quarter.

On the next page we have bridged adjusted EBITDA from $108 million in the third quarter of 2018 to the $64 million in 2019. Price and mix was $15 million unfavorable, as pulp pricing was off approximately $10 million, with product mix accounting for the remainder. Volume loss contributed $17 million to the year-over-year decline. We had a major hit in operations for the quarter, as the power outage and subsequent acid sewer failure at one of our mills hit us for $9 million. The $10 million major maintenance increase over prior year was primarily due to planned outage at our Escanaba Mill.

On the positive side of the quarter performance, we have seen favorability in purchased pulp cost, some decreases in chemical and energy costs, along with some easing on the freight side. SG&A costs were down due to initiatives and some compensation adjustments. Pension, as noted above, was $2 million unfavorable year over year.

Turning to Page 9, we entered the quarter with just $15 million of net debt. We improved our liquidity at $294 million and, as mentioned last quarter and previously, we expect to end the year with no debt and a positive cash balance.

Looking at the cash flow table on the top right, please note that the 2018 numbers include $20 million of counterveiling duty receipts and $16 million from the sale of our Wickliffe Mill. A more comparable number would show $81 million to cash from operations in the 2019 quarter versus adjusted $77 million last year.

On a net basis we generated $26 million cash in the quarter, covering the major maintenance and the step-up in capital spending. Key capital projects in the quarter included a $5 million furnace replacement in Wisconsin Rapids; $3 million productivity improvement project at Andro; tank replacement of $3.6 million at Quinn; and a $1.7 million specialty paper project at Escanaba.

On to Page 10. We highlight the impact the major maintenance schedule has on our reported numbers. As you can see, our major outages are behind us and spending is expected to decline $16 million from the third quarter.

Finally, coming to Slide 11, I want to share with you a profile of the Company post transaction. We will have 4 remaining mills that are well positioned in the products they make. In addition to traditional graphic papers, the remaining business will include pulp sales, specialty papers and some packaging. At Quinnesec that includes pulp and fragrance-grade papers. Wisconsin Rapids has point-of-purchase papers and SBF, while Escanaba has C1 -- coated one-side labels. We also are entering into recycled containerboard and kraft paper markets at our Duluth Mill.

After the transaction we'll be retaining a robust business that represents 79% of our LTM revenues and 83% of the adjusted LTM EBITDA. In addition, our LTM capital requirements represent only 74% of the total capital spend.

We will continue to evaluate the remaining assets, focusing on alternative markets, cost reduction and other strategic options.

At this point I'd like to turn it over to the Operator for a question-and-answer session. Thank you.

Questions & Answers:

Operator: Thank you. [Operator Instructions] And the first question comes from Salvador Tiano with Vertical Research.

Salvador Tiano: Good morning and congratulations on this transaction and achieving this sale. It seems the contribution to EBITDA and revenues are certainly well below the ones at the mills you disposed of. That sounds pretty good. Just I wanted to understand a few things as we go forward.

Firstly, with regard to your strategy, the idea was -- and you have this chart where you were growing the specialty and packaging grades. And obviously that's reversing. Besides Duluth do you have any other options and is your strategy still to start repurposing, increasing printing and writing assets to shift again towards more specialty? Or are we shifting totally from that?

Les Lederer: No, I don't think we're shifting our view to improving the position of the paper mills. What we're trying to do -- the offer we received and the transaction we entered into today is a very favorable transaction for the Company. And the net proceeds that we're going to get -- as stated in the press release we're going to return a substantial portion to investors. We will retain some portion to make sure that we can grow the operations that we have. The cash flows we're going to have from the remaining mills will be significant. And we will review the opportunities we have at the mills to reposition them into greater cost-effective operations. So we're not abandoning the idea of growth. We just had an offer that was very, very beneficial for the Company and we acted on it.

Salvador Tiano: Okay. That is very helpful. And the other -- and totally subjective, I understand -- you sold these 2 mills for around 8.5x trailing EBITDA. And I wondered. Obviously the Company is trading at a much lower valuation, but you sold most of your specialty asset base. How should we think -- how do you view the appropriate multiple going forward, given that now the Company is more focused on printing and writing grades? Is there any other transaction to take place? How should we think about potential valuations there for the remaining mills?

Les Lederer: Well, I'll defer the valuations to the marketplace. We believe we have a very good company that remains and that we will generate cash flow and EBITDA that is significant. And we'll let the market decide how they want to value the Company. As to further transactions, as both the Co-Chairmen have talked about today, we're reviewing our strategic options. That's the headline in the press release and we'll move on from there.

Salvador Tiano: Perfect. Just one last one on the Jay Mill that you're actually selling. Can you give us an update? I know you won't own the mill going forward, but just to understand a little bit, how was the mill performing with regard to its conversion to containerboard in the past few quarters? And how important was this conversion, you believe, in the sale and the price asked for the mill?

Les Lederer: Well, again, Pixelle made an offer for 2 operations. And I don't know how important that was to them because they decided to buy both mills. However, we believe that the conversion the Company went into in 2018 to convert A3 to a containerboard machine operationally was very effective. We cannot control the market pricing in linerboard in the export market that we participated in. We would be more than happy to have better pricing but the operational side of A3 has been excellent.

Salvador Tiano: Okay. Thank you very much.

Operator: And the next question comes from Jeff Van Sinderen with B. Riley.

Jeff Van Sinderen: Hi, Jeff Van Sinderen with B. Riley. How much of your business will be legacy graphic versus specialty and packaging and pulp going forward? Just trying to clarify that.

Allen Campbell: Sure, Jeff. On Page 11 on the presentation we tried to picture that in the graph at the top. 76% on the LTM basis with the graphic and then obviously 24% would be the other 3 areas. That's our LTM basis.

Jeff Van Sinderen: Okay. That's helpful. Does this conclude the strategic process? Or are the rest of the assets still in process?

Les Lederer: Well, again, we stated that the strategic review continues and that encompasses a variety of issues. We will focus on the improvement of the mills. And if there is a transaction for the assets the Board will have to determine whether it's a significant enough transaction to negotiate. But at this point in time we're focusing on understanding what we can do to better the mills.

Jeff Van Sinderen: Okay. And then can you just remind us at Stevens what were the primary -- I know what A3 is, but Stevens what the primary products were there, just a quick --?

Mike Weinhold: Sure. Stevens Point produced MG coated products, machine-glazed thermal papers, direct thermal, thermal transfer paper and a wide variety of technical and label papers.

Jeff Van Sinderen: Okay. Got it. That's helpful. And just trying to -- let me ask you, just as a follow-up on Luke, I think there was environmental remediation. Just wondering if that's concluded at this point or if there's any more environmental exposure. And then also on the acid sewer failure, is there any environmental exposure there, or is that behind us now?

Les Lederer: There's no environmental exposure on the acid sewer failure. We do have a insurance claim in with our carrier. We haven't settled or concluded the discussion about that claim.

As to environmental issues at Luke, most recently there was some seepage that is being investigated from the Luke mill. We had the States of West Virginia and the States of Maryland involved with us. We have consultants looking at -- to the source of the seepage. We have installed sump pumps at the area to pump out the seepage and not get into the environment. So we have taken care of the issue but we don't have a full explanation what caused the issue or the source or the product that is being seeped into the ground.

Jeff Van Sinderen: Okay. So fair to say no idea of what the exposure might entail there, I guess, until you get more information.

Les Lederer: That's correct. But we don't expect a huge exposure.

Jeff Van Sinderen: Okay. Good. All righty. Just I guess any other color, since everyone is very focused on this transaction today, just any other color on the broader landscape, what you're anticipating toward pricing. Prices on coated sounds like they've held. Just wondering if you're expecting that to continue or if there are any just cracks in the marketplace that make you think pricing might not hold for some of the -- for coated and any other legacy papers.

Mike Weinhold: No. It's Mike Weinhold. I think everybody is certainly aware of the industry statistics relative to shipments and demand in the graphic paper space. They've been challenged this year compared to last year. I think we've done a very good job of executing through that, as indicated in our ability to reduce inventories and manage supply and demand. As also indicated, from a pricing standpoint we feel pretty good about the core coated paper prices and how they've held up.

With that said, the marketplace continues to be a challenge from a demand standpoint. I believe that potentially could improve as we move into next year relative to this year. And obviously towards the end of the year you have customers that are taking a look at their working capital, their year-end inventories, and responding accordingly.

Jeff Van Sinderen: Okay. Thanks for taking my questions and best of luck.

Operator: And the next question comes from Brian Grad with Warberg Asset Management.

Brian Grad: Is there any more clarity you can give us on what your preference would be for either paying the dividend or buying the shares back in the market? And what have your largest shareholders kind of think about that issue?

Les Lederer: Well, first of all, we just announced it today, so we don't have any shareholder feedback at this very moment. The presentation by our Co-Chairmen were very clear that they're considering a variety of options and that decision will be made at a later date and the distribution will occur after the closing of the transaction.

Brian Grad: Okay. I just thought maybe you had some ideas on whether you'd rather see it paid by dividend or whether by tender.

Les Lederer: At this point, as I said --

Brian Grad: Got it.

Les Lederer: -- we indicated in our conversation with our group this morning that it's being considered -- all aspects are being considered.

Brian Grad: Got it. Very good. Thank you.

Operator: And the next question comes from Hamed Khorsand with BWS Financial.

Hamed Khorsand: So first off just want to understand, given the competitive environment with coated paper, are you doing anything differently? And how much do you think the end market has still in excess inventory, if you still consider it excess inventory in the channel?

Mike Weinhold: It's Mike Weinhold again. We think we're doing, as we have demonstrated in the past, a very good job of trying to manage supply and demand relative to our own internal inventories. I can't speak relative to the outside industry. We don't have readily available industry statistics on total inventories, but I would tell you from my experience that we entered this year with elevated inventories on the customer side. And I believe those inventories have slowly worked their way through. With that said, I think there's still a little bit of customer inventory overhang that continues to be adjusted, and more than likely will be adjusted, as we go through the end of this year. But I think we've worked through the lion's share of that supply-side issue.

Hamed Khorsand: And you think the customer is really more about inventory that they have on hand? Or is it macro-related that they're not buying as much as they did last year?

Mike Weinhold: I think it's a little bit of both. I think we have to be realistic in the state of the market and the run-up in pricing in 2018, coupled with what turns out to be inventory build, potentially excessive inventory build on the customer side, certainly has an impact on demand levels as we go through 2019. So I think it's a little bit of both, higher elevated customer inventory levels that need to be worked off and people dealing with higher prices coming into 2019 and having to adjust their budgets and spend accordingly.

Hamed Khorsand: And how are you dealing with pricing? Are you able to hold pricing? Or what are you expecting from it going forward?

Mike Weinhold: Again, we gave I think very good information relative to how prices have performed to date. We won't and seldom give forward-looking guidance on pricing.

Hamed Khorsand: Okay. Thank you.

Operator: And the next question comes from Adam Josephson with KeyBanc.

Adam Josephson: Just one more on the strategic review. As part of that review, do you have a predisposition to sell more of the 4 remaining mills or to spend money on your existing mills to repurpose them to packaging papers?

Les Lederer: As we said, we're looking at all options. At this point the focus is on improving the mills. And if someone comes to the Board and has an idea of a potential purchase, of course the Board's going to consider that, but at this point, looking at the betterment of the mills to enhance what we have remaining after the transaction is complete.

Adam Josephson: Sure. Just on the Duluth conversion, has anything changed there in terms of your -- of the conversion at the mill to recycle containerboard and bag papers?

Les Lederer: Well, as we said in our last analyst call in August, we are converting a portion of the mill, about 40,000 to 44,000 tons a year of recycled containerboard and kraft bags. And that project is well on its way to completion. It's expected that we will produce on that capital expenditure sometime in the first part of January. And that's where we are on that project.

Adam Josephson: I appreciate that. And just 2 others -- on the pulp market, some other producers have opined that the market is near bottom, is bottom or near bottom. But we've heard similar things for seemingly months now. Do you have a particularly strong view one way or the other about where we are in the pulp cycle?

Mike Weinhold: We obviously see the total inventory level, the days on hand. We see those in the species we participate in, which is hardwood kraft. As far as external sales coming down, I will not pretend to be able to predict where the markets generally are going in pulp. As you know, they are fairly cyclical. But generally we believe we've seen a flattening out and a potential bottom for pulp.

Adam Josephson: Thank you. And just one last question. On the coated paper price increases you talked about last year that have caused this demand destruction this year, I guess were you not anticipating the level of demand destruction that you've seen pursuant to those price increases? I'm just wondering what your thoughts were along those lines.

Mike Weinhold: No. I think we fully comprehend and understand price elasticity. And so we expect that there will be a certain negative impacts [as] the demand -- we have rapidly rising prices like we saw in 2018. I think what we underestimated was the inventory build and the inventory build that took place primarily through almost all of 2018 and how much overhang we had in the marketplace and subsequently how that inventory had to be worked out.

Adam Josephson: Thank you very much.

Operator: And the next question comes from [indiscernible] [Webster] with Solace Capital.

Mr. Webster: I just wanted to ask, sort of on the background of the discussions, if you could provide any color there. When they started, just considering I think 3 months ago we were talking about spending pretty close to $120 million on these 2 mills and now they're being sold. So curious on when everything sort of came together and how they played in with the timeline of the previously announced CapEx projects that you had. Thanks.

Les Lederer: Well, we announced the CapEx projects before we had the interest that was exhibited by Pixelle. And the capital projects that we announced were to enhance Androscoggin and Stevens Point, as well as Duluth. The offer made and the reservation to capital we can deploy in other mills made the transaction that much more favorable to us. So we had an intention to invest in Andro and Stevens Point, but deploying that capital allocation to the other mills, as well as the proceeds from this transaction, made it very, very favorable for us to proceed on that transaction rather than deploying the capital we had indicated in August.

Mr. Webster: Thank you. That's very helpful. And then just one quick follow-up if I could. Is there any way to quantify the volume impact from the outage that you had at Wisconsin Rapids? I think you had a $75,000 -- I'm sorry -- a 75 ton decline in the quarter. How much of that, if any, was due to the outage at Wisconsin Rapids?

Les Lederer: Well, the Wisconsin Rapids was outage 2,500 tons.

Mr. Webster: Okay. Thanks.

Operator: Thank you. And at this time I would like to return the floor to Allen Campbell for any closing comments.

Allen Campbell: Yes. We'd like to thank you for your interest in Verso. We look forward to completing the announced transaction. And you should expect to see more information regarding the proxy as we go forward in the future.

Thank you very much.

Operator: Thank you. This concludes today's teleconference. Thank you for attending today's presentation. You may now disconnect your lines.

Forward-Looking Statements

In this document, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," “potential,” “will,” “may” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including, without limitation, the ability to obtain stockholder approval for the transaction, the risk that Verso may be unable to obtain governmental and regulatory approvals required for the transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction, the risk that an event, change or other circumstances could give rise to the termination of the proposed transaction, the risk that a condition to closing of the transaction may not be satisfied, the timing to consummate the proposed transaction, the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Verso’s common stock, the risk of litigation related to the proposed transaction, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the diversion of management time on transaction-related issues, and those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended on April 30, 2019, and from time to time in Verso’s other filings with the Securities and Exchange Commission (the “SEC”). Verso assumes no obligation to update any forward-looking statement made in this document to reflect subsequent events or circumstances or actual outcomes.

Additional Information and Where to Find It

In connection with the proposed transactions, the Company expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain free copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s Annual Report on Form 10-K for the year ended December 2018, as amended on April 30, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when such materials become available.

Non-GAAP Financial Information

This transcript contains certain non-GAAP financial information relating to Verso, including EBITDA, Adjusted EBITDA, Adjusted SG&A and Adjusted EPS. Definitions and reconciliations of these non-GAAP measures are included in this presentation. Because EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements determined in accordance with GAAP and are susceptible to varying calculations, EBITDA, Adjusted EBITDA and Adjusted EPS as presented may not be comparable to similarly titled measures of other companies. You should consider our EBITDA, Adjusted EBITDA and Adjusted EPS in addition to, and not as a substitute for or superior to, our operating or net income, which are determined in accordance with GAAP. See the Appendix in the accompanying presentation for additional information on EBITDA, Adjusted EBITDA and Adjusted EPS.